SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 14, 2003

Dear Stockholder:

      You are cordially invited to attend our 2003 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Friday, April 25, 2003 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

      The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the meeting in person, please mark the designated box on the enclosed proxy card. Or, if you utilize our telephone or Internet voting systems, please indicate your plans to attend the meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the enclosed bottom half of the proxy card as your admission card and present the card upon entering the meeting. If you are planning to attend the meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the meeting so that we can verify your ownership of Allergan stock.

      Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

David E.I. Pyott
Chairman of the Board,
President and
Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 25, 2003

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Friday, April 25, 2003 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class II directors to serve for three-year terms until the annual meeting of stockholders in 2006 and until their successors are elected and qualified;

2.	To approve the amendment and restatement of the Company’s 1989 Nonemployee Director Stock Plan, to be known as the 2003 Nonemployee Director Equity Incentive Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed March 3, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on March 3, 2003 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. It is important that your common shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or through the Internet by visiting the website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a legal proxy or most recent account statement from that firm confirming their ownership of shares as of March 3, 2003.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 14, 2003

ELECTION OF DIRECTORS
APPROVAL OF THE 2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN
NEW PLAN BENEFITS ALLERGAN, INC. 2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN
INFORMATION REGARDING THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
DEFINED BENEFIT PENSION PLANS
CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT AND FINANCE COMMITTEE REPORT
EQUITY COMPENSATION PLANS
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
ANNUAL REPORT
OTHER BUSINESS
ALLERGAN, INC. 2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN
AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

ALLERGAN, INC.

2525 Dupont Drive, Irvine, California 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 25, 2003

PROXY STATEMENT

SOLICITATION OF PROXIES

      The accompanying proxy is solicited on behalf of the Board of Directors of Allergan, Inc. (“Allergan” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Friday, April 25, 2003 at 10:00 a.m., local time and at any adjournment or postponement thereof (the “Annual Meeting”).

      All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the four nominees listed on the proxy card to the Board of Directors and FOR the approval of the 2003 Nonemployee Director Equity Incentive Plan. As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting a later dated proxy executed by the person who executed the prior proxy, or by attendance at the Annual Meeting and voting in person by the person who executed the proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

      This proxy statement, the enclosed form of proxy, the Company’s 2002 Annual Report to Stockholders and the Company’s 2002 Annual Report on Form 10-K are being mailed to the Company’s stockholders on or about March 20, 2003. The total cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

OUTSTANDING SHARES AND VOTING RIGHTS

Quorum and Votes Required

      Only holders of record of the approximately 129,721,001 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding at the close of business on the record date, March 3, 2003 (exclusive of the approximately 4,533,771 shares held in treasury), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, each stockholder will be entitled to cast one vote for each share of Common Stock held of record by such stockholder on March 3, 2003. Holders may vote in person, via paper ballot, telephone, or Internet, as explained on the enclosed proxy card.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Uninstructed shares result when shares are held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Quorum

      The election inspector appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The election inspector will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes,” will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.

      Proposal 1 — Election of Directors. Pursuant to Delaware law, directors are elected by a plurality vote and the four nominees who receive the most votes will be elected. Abstentions will not be taken into account in determining the outcome of the election. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

      Proposal 2 — Approval of the 2003 Nonemployee Director Equity Incentive Plan. The approval of the 2003 Nonemployee Director Equity Incentive Plan requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. An abstention will have the effect of a negative vote. The approval of the plan is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Voting Electronically via the Internet or Telephone

      If your shares are registered directly with EquiServe Trust Company, N.A. (“EquiServe”), you may vote your shares either via the Internet or by calling EquiServe. Specific instructions for voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Proxy Statement, the enclosed form of proxy, the 2002 Annual Report to Stockholders and the 2002 Annual Report on Form 10-K the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the self-addressed, postage prepaid envelope provided.

Confidentiality

      It is the Company’s policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent election inspector appointed for the Annual Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspector appointed for the Annual Meeting;

•	aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

Proposal No. 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors appoints directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds, and a director appointed to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is appointed.

      At its meeting in November 2002, the Board of Directors approved a further amendment to the Company’s amended Bylaws which provides that the number of directors of the Company shall be not less than five nor more than 15. The amended Bylaws of the Company provide that the Board of Directors is authorized to increase the size of the Board of Directors and to fill the vacancies created. Any directors appointed to the Board of Directors in this manner will stand for election at the next annual meeting of stockholders after their appointment, even if that class of directors is not subject to election in that year.

      Two of the Company’s directors, Anthony H. Wild, Ph.D., a Class III director, and William R. Grant, a Class II director, resigned from the Board of Directors at the Board’s September 2002 meeting and at the Board’s November 2002 meeting, respectively. Stephen J. Ryan, M.D. was appointed by the Board of Directors as a Class III director effective at the Board’s September 2002 meeting to replace Dr. Wild. The Board of Directors has also appointed Russell T. Ray as a Class II director effective April 1, 2003. Following the appointment of Mr. Ray, the Board of Directors will be fixed at 12 members and each class will have four directors.

      The enclosed proxy cannot be voted for a greater number of persons than four, which is the number of nominees in this proxy statement.

      Directors will be elected by an affirmative vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

      Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election as directors of the four nominees named below, all of whom will be, as of April 1, 2003, Class II directors of the Company. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company’s Board of Directors, unless the Board of Directors reduces the number of directors accordingly. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL FOUR NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTORS

Class II — Term to Expire at the Annual Meeting in 2006:

      HERBERT W. BOYER, PH.D., 66, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H.W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. He serves on the Boards of Sangamo BioSciences, Inc., Idec Pharmaceuticals Corporation and the Scripps Research Institute. Dr. Boyer was elected the Company’s Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a Board member since 1994. He is a member of the Board’s Corporate Governance Committee and the Board’s Science and Technology Committee.

      PROF. RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 68, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998. Prof. Cresswell was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Prof. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development. Prof. Cresswell is a director of CuraGen Corporation and Esperion Therapeutics, Inc. He is a Fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. In January 2002, Prof. Cresswell became Chairman of the Board of Albachem Ltd., a Scottish company. Prof. Cresswell was elected to the Board in 1998, is the Chairman of the Board’s Science and Technology Committee and serves on the Board’s Corporate Governance Committee.

      RUSSELL T. RAY, 55, has been Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, since 2002. From 1999 to 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank and its predecessor entities BT Alex. Brown and Alex. Brown as Global Head of Health Care Investment Banking. Mr. Ray is a Director of Pondaray Enterprises, Inc., Lumina Ventures and The Friends School of Baltimore. Mr. Ray will become a Class II director effective April 1, 2003 and will serve on the Board’s Audit and Finance Committee and the Board’s Organization and Compensation Committee.

      DAVID E.I. PYOTT, 49, became President and Chief Executive Officer of the Company in January 1998 and in 2001 became the Chairman of the Board. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995 Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the Board of Directors of Advanced Medical Optics, Inc., Avery-Dennison Corporation and Edwards Lifesciences Corporation. He is a member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America and is Chairman of the California Healthcare Institute. He is a member of the Directors’ Board of the University of California (Irvine) Graduate School of Management, and is a Vice Chair of the Chief Executive Roundtable for UCI. Mr. Pyott also serves as President of the Pan-American Ophthalmological Foundation, as a member of the Board of Directors of the International Council of Ophthalmology Foundation, and as a member the EyeCare America Board of Directors. Mr. Pyott was elected to the Board in 1998.

DIRECTORS CONTINUING IN OFFICE

Class III — Term to Expire at the Annual Meeting in 2004:

      HANDEL E. EVANS, 68, is Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe. Mr. Evans has over 40 years’ experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of RxBazaar, Inc. and Cambridge Laboratories Ltd. and is Chairman of the British Urological Foundation Board of Trustees. Mr. Evans has been a Board member since 1989, is the Chairman of the Board’s Corporate Governance Committee and is a member of the Board’s Organization and Compensation Committee.

      MICHAEL R. GALLAGHER, 57, has been Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Executive Officer of Eastman Kodak’s subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. In addition to Playtex, Mr. Gallagher is a member of the Board of Directors of AMN Healthcare Services, Inc., the Grocery Manufacturers Association, the Association of Sales and Marketing Companies and the Haas School of Business, UC Berkeley. Mr. Gallagher was elected to the Board in 1998 and is a member of the Board’s Organization and Compensation Committee and the Board’s Corporate Governance Committee.

      GAVIN S. HERBERT, 70, is founder of the Company and Chairman Emeritus as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Research to Prevent Blindness and the Doheny Eye Institute. In 1994, Mr. Herbert retired as an employee of the Company. He has been a Board member since 1950 and is a member of the Board’s Audit and Finance Committee and the Board’s Science and Technology Committee.

      STEPHEN J. RYAN, M.D., 62, is Dean of the Keck School of Medicine and Senior Vice President for Medical Care at the University of Southern California, as well as President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to the Board effective September 2002 and is a member of the Board’s Audit and Finance Committee and the Board’s Science and Technology Committee.

Class I — Term to Expire at the Annual Meeting in 2005:

      LESTER J. KAPLAN, PH.D., 52, has been the Company’s Corporate Vice President and President, Research and Development and Global BOTOX® since May 1998 and had been Corporate Vice President, Science and Technology since July 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of Acadia Pharmaceuticals Inc., Medinox, Inc., Oculex Pharmaceuticals and Bardeen Sciences Company, LLC, and is a member of the Board of Trustees, Keck Graduate Institute. He first joined the Company in 1983, was elected to the Board in 1994 and is a member of the Board’s Science and Technology Committee.

      KAREN R. OSAR, 53, is Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, a producer of packaging, paper, school and office supplies and specialty chemicals since the creation of MeadWestvaco through the merger of Mead Corporation and Westvaco Corporation in January 2002. Prior to the merger she served as Senior Vice President and Chief Financial Officer of Westvaco Corporation since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., which was a global packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions including Managing Director in the investment banking group. She is a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York, and AGL Resources, Inc. Ms. Osar was elected to the Board in 1998, is Chairperson of the Board’s Audit and Finance Committee and is a member of the Board’s Organization and Compensation Committee.

      LOUIS T. ROSSO, 69, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. He served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as Beckman’s President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation, a member of the Board of Directors of Regenesis Bioremediation Company and Trustee Emeritus and Senior Advisor to the President of the Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges. Mr. Rosso was elected to the Board in 1989 and is a member of the Board’s Audit and Finance Committee and the Board’s Science and Technology Committee.

      LEONARD D. SCHAEFFER, 57, has served as Chairman of the Board and Chief Executive Officer since 1992 of WellPoint Health Networks Inc., an insurance organization that owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri and UniCare. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Board’s Audit and Finance Committee and became the Chairman of the Board’s Organization and Compensation Committee in November 2002.

Proposal No. 2

APPROVAL OF THE

2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

      On January 30, 2003, the Company’s Board of Directors adopted, subject to stockholder approval, the 2003 Nonemployee Director Equity Incentive Plan (the “2003 Plan”) as a means to attract and retain the services of experienced and knowledgeable nonemployee directors to serve on the Board of Directors and to increase the proprietary interests of the Company’s nonemployee directors in the Company. The 2003 Plan amends and restates in its entirety the Company’s 1989 Nonemployee Director Stock Plan, as amended (the “1989 Plan”). If stockholders fail to approve the 2003 Plan, the Board of Directors may continue to make grants under the 1989 Plan.

      The following summary of the terms of the 2003 Plan is qualified in its entirety by reference to the text of the 2003 Plan, which is attached as Appendix A to this Proxy Statement.

Purpose And Eligibility

      The purpose of the 2003 Plan is to enable the Company to attract and retain the services of experienced and knowledgeable nonemployee directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the nonemployee directors in the Company.

      The 2003 Plan provides for automatic grants of nonqualified stock options and restricted stock awards. Only members of the Board of Directors who are not employees of the Company or of a parent or subsidiary corporation of the Company are eligible to receive awards under the 2003 Plan. Effective April 1, 2003, the Company will have ten nonemployee directors.

Stock Available For Issuance Through The 2003 Plan

      The shares of Common Stock to be delivered under the 2003 Plan are made available, at the discretion of the Board of Directors, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market. Under the 2003 Plan, the total number of shares of Common Stock which may be issued or transferred pursuant to awards under the 2003 Plan may not exceed 500,000 shares, of which no more than 250,000 shares may be issued or transferred pursuant to restricted stock awards. In addition, if, on or before termination of the 2003 Plan, an option for any reason expires or otherwise terminates, in whole or in part, without having been exercised in full, or if any shares of Common Stock subject to an award have been reacquired by the Company pursuant to the restrictions imposed on such shares, such option or shares, as the case may be, are no longer charged against the aforementioned limitations.

      The number and kind of shares issuable under the 2003 Plan, the number and kind of shares subject to outstanding awards, the grant or exercise price with respect to any award, and the repurchase price, if any, with respect to any award, will be appropriately and proportionately adjusted to reflect mergers, consolidations, sales or exchanges of all or substantially all of the properties of the Company, reorganizations, recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits, spin-offs or other distributions with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock).

      On March 3, 2003 the closing market price of the Company’s Common Stock was $64.50 per share.

Administration, Amendment And Termination

      The 2003 Plan is administered by the Board of Directors. The Board of Directors, in its absolute discretion, may at any time and from time to time delegate all or any part of the authority, powers and discretion of the Board of Directors under the 2003 Plan to a committee of three or more persons ineligible to participate in the 2003 Plan.

      The Board of Directors may, in its sole discretion, amend, suspend, or terminate the 2003 Plan in any respect whatsoever at any time (including, but not limited to, the power to amend the number of shares subject to awards granted under the 2003 Plan) except to the extent prohibited by law. However, stockholder approval is required for an amendment to increase the maximum number of shares authorized under the 2003 Plan.

Restricted Stock Awards

      Under the 2003 Plan, upon election, reelection or appointment of a nonemployee director to the Board of Directors, the nonemployee director is automatically granted an award consisting of 1,800 shares of restricted stock multiplied by the number of years, including any partial year as a full year, which remain in the term of the person so elected, reelected or appointed. Such award is made on the date of the first regular annual meeting of stockholders to occur on or after the date of such election, reelection or appointment, as applicable.

      Participants under the 2003 Plan are not required to pay any purchase price for the shares of Common Stock to be acquired pursuant to a restricted stock award, unless otherwise required under applicable law or regulations. Recipients of restricted stock are entitled to vote and to receive dividends on the shares subject to the award from the original date through the vesting date (at which time the recipient receives unrestricted ownership of the shares).

      The restricted shares awarded under the 2003 Plan (including any shares received as a result of stock dividends, stock splits or any other form of recapitalization) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until such restrictions have lapsed as described below. Such shares are also subject to a requirement that certificates representing the shares must contain a restrictive legend.

      The 2003 Plan provides that as of the date of each annual meeting of stockholders following the date of a restricted stock award, the vesting restrictions lapse and are removed with respect to 1,800 of the shares covered by the restricted stock award. In the event that a recipient of a restricted stock award under the 2003 Plan ceases to be a director for any reason other than death or total disability, all unvested shares acquired under the 2003 Plan by such recipient must be returned to the Company. If a recipient of a restricted stock award under the 2003 Plan ceases to be a director because of death or total disability, the vesting restrictions lapse and are removed with respect to all shares acquired by that recipient pursuant to the 2003 Plan.

Option Grants

      Under the 2003 Plan, each nonemployee director is automatically granted an option to purchase 2,500 shares of Common Stock on the date of each regular annual meeting of stockholders of the Company at which directors are to be elected.

      The options granted under the 2003 Plan are nonqualified stock options and have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, as determined by the closing price on the New York Stock Exchange on the previous day. Each option becomes fully vested and exercisable on the one-year anniversary of the date of its grant. In the event that a holder ceases to be director of the Company by reason of death or total disability, such holder’s options become fully vested and exercisable immediately. However, no option may be exercised after the first to occur of (i) the expiration of three months from the date the holder ceases to serve as a director of the Company by reason of such holder’s voluntary resignation or removal for cause, (ii) the expiration of one year from the date the holder ceases to serve as a director of the Company other than by reason of such holder’s voluntary resignation or removal for cause, or (iii) the expiration of 10 years from the date of its grant.

Change In Control

      In the event of a “change in control” of the Company, all restricted stock and option awards outstanding under the 2003 Plan will become fully vested. A “change in control” for this purpose occurs if:

•	any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities (unless the Board of Directors approves the acquisition) or more than 33% with or without Board of Directors approval;

•	a change occurs in the majority of the incumbent directors (except for changes approved by such members);

•	a merger or other business combination involving the Company is completed (other than a merger or other transaction in which (A) the Company’s stock continues to represent at least 55% of the combined voting power of the surviving corporation and (B) no person or group becomes a 20% or more beneficial owner of Company voting securities); or

•	a plan of complete liquidation or the sale of all or substantially all of the Company’s assets is approved by the Company’s stockholders.

Federal Income Tax Consequences

      The following is a brief description of the federal income tax treatment which will generally apply to restricted stock awards and option grants made under the 2003 Plan, based on federal income tax laws in effect on the date of this Proxy Statement. Directors who participate in the 2003 Plan are advised to consult with their own tax advisors for particular federal, as well as state and local, income and any other tax advice.

      Unless a recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days after receiving the restricted stock award, the recipient generally will not be taxed on the receipt of the stock until the restrictions on the stock expire or are removed. When the restrictions expire or are removed, the recipient recognizes ordinary income (and the Company is entitled to a deduction) in an amount equal to the fair market value of the stock at that time. If, however, the recipient makes a timely 83(b) election, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the fair market value of the stock on the date of receipt (determined without regard to vesting restrictions). A director who makes an 83(b) election will ordinarily not be entitled to recognize any loss thereafter attributable to the shares as a result of forfeiture.

      The grant of a nonstatutory stock option generally is not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, and the Company will be entitled to a tax deduction equal to such amount.

NEW PLAN BENEFITS

ALLERGAN, INC. 2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

	Number of Shares		Number of
	of Common Stock		Shares of
	Underlying	Dollar	Restricted	Dollar
Name	Options Granted	Value(1)	Stock	Value(2)

Class I Nonemployee Directors
Karen R. Osar	2,500	n/a	0	0
Louis T. Rosso	2,500	n/a	0	0
Leonard D. Schaeffer	2,500	n/a	0	0

Class II Nonemployee Directors
Herbert W. Boyer	2,500	n/a	5,400	311,148
Ronald M. Cresswell	2,500	n/a	5,400	311,148
Russell T. Ray	2,500	n/a	5,400	311,148

Class III Nonemployee Directors
Handel E. Evans	2,500	n/a	0	0
Michael R. Gallagher	2,500	n/a	0	0
Gavin S. Herbert	2,500	n/a	0	0
Stephen J. Ryan	2,500	n/a	0	0

(1)	The dollar value of the options will be measured by the difference between the stock price and the exercise price on the date the options are exercised. The exercise price of such options shall be equal to the fair market value of the Common Stock on the date of grant. The options shall be exercisable on the one-year anniversary of the date of grant. Accordingly, the dollar value of the options was not determinable at the time of mailing of this Proxy Statement.

(2)	Based on the closing price of $57.62 on the New York Stock Exchange of the Company’s Common Stock on December 31, 2002. Participants under the 2003 Plan are not required to pay any purchase price for the Common Stock to be acquired pursuant to a restricted stock award, unless otherwise required under applicable law or regulations. If the 2003 Plan is adopted, only those Class II nonemployee directors standing for election at the Annual Meeting will receive a grant of restricted stock. The remaining nonemployee directors will receive grants of restricted stock at the annual meeting of stockholders for the year in which they are elected to the Board of Directors.

Vote Required And Board Of Directors’ Recommendation

      The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the 2003 Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED 2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Meetings and Committees

      The Board of Directors held five meetings during 2002 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special board and committee meetings was approximately 95% and all directors attended 75% or more of the meetings of the Board of Directors and committees on which they served. It should be noted that directors discharge their responsibilities throughout the year not only at board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company. The Board of Directors has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science and Technology Committee.

Audit and Finance Committee

      During 2002, six directors served on the Audit and Finance Committee. Those directors were Dr. Wild, until his resignation in September 2002, at which time Dr. Ryan became a member, Ms. Osar, Chairperson, and Messrs. Herbert, Rosso and Schaeffer. Currently, the Audit and Finance Committee consists of Ms. Osar, Chairperson, Dr. Ryan, and Messrs. Herbert, Rosso and Schaeffer. Effective April 1, 2003, Mr. Ray will replace Mr. Schaeffer as a member of the Audit and Finance Committee. The Audit and Finance Committee held seven meetings during the year ended December 31, 2002, including two telephonic meetings. The role of the Audit and Finance Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors has reviewed, assessed the adequacy of, and approved a formal written charter for the Audit and Finance Committee. The Board of Directors further amended the Audit and Finance Committee charter at its meeting in January 2003. The full text of the Audit and Finance Committee charter, as amended, appears as Appendix B to this Proxy Statement. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	assists the Board of Directors in its oversight of the Company’s compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of the Company’s independent auditor and internal auditing department;

•	provides an avenue of communication among the independent auditor, management, the internal auditing department and the Board of Directors;

•	prepares the report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement;

•	reviews and discusses with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements;

•	retains and terminates, and annually reconfirms the Company’s independent auditor for the fiscal year;

•	meets with the independent auditor to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with the Company’s internal auditors and financial management to:

•	review the internal audit department’s activities and to discuss the Company’s accounting practices and procedures;

•	review the adequacy of the Company’s accounting and control systems; and

•	report to the Board of Directors any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, the independent auditor retained to audit the financial statements of the Company, the internal audit staff, the legal staff or management;

•	reviews the independence of the independent auditor, and the range of audit and non-audit fees charged by the independent auditor;

•	monitors the implementation of the Code of Ethics for the Company’s employees, and receives regular reports from the Company’s Chief Ethics Officer, who coordinates compliance reviews and investigates noncompliance matters;

•	through the Company’s Chief Ethics Officer pursuant to the procedures set forth in the Company’s Code of Ethics, manages the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors; and

•	discusses with the Company’s management the certification of the Company’s financial reports by the Chief Executive Officer and Chief Financial Officer.

      Allergan’s securities are listed on the New York Stock Exchange (“NYSE”) and are governed by its listing standards. All members of the Audit and Finance Committee meet the independence standards of Section 303.01(B)(2)(a) of the NYSE Listing Company Manual. None of the members of the Audit and Finance Committee are officers, employees or affiliates of the Company or any of its subsidiaries. The report of the Audit and Finance Committee begins on page 31.

Corporate Governance Committee

      In 2002, the Corporate Governance Committee consisted of five directors, Prof. Cresswell, Dr. Boyer and Messrs. Evans, Chairman, Gallagher and Grant, until his resignation in November 2002. Currently, the Corporate Governance Committee consists of Prof. Cresswell, Dr. Boyer and Messrs. Evans, Chairman, and Gallagher. Effective April 1, 2003, Mr. Schaeffer will become a member of the Corporate Governance Committee. The Corporate Governance Committee held five meetings during the year ended December 31, 2002. The Corporate Governance Committee:

•	recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at the 2003 Annual Meeting;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors;

•	develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors;

•	considers and reports to the Board of Directors concerning its assessment of the Board’s performance;

•	considers, from time to time, the current Board of Directors committee structure and membership;

•	recommends changes to the amount and type of compensation of Board members as appropriate; and

•	reviews, evaluates and proposes prospective Board members to the Board of Directors, and considers nominees recommended by stockholders in accordance with the procedures described herein under “Other Business — Stockholder Nominations of Directors.”

None of the members of the Corporate Governance Committee are officers, employees, former employees or affiliates of the Company or any of its subsidiaries.

Organization and Compensation Committee

      In 2002, the Organization and Compensation Committee consisted of five directors, Ms. Osar and Messrs. Evans, Gallagher, Schaeffer, Chairman, and Grant, until his resignation in November 2002. Currently, the Organization and Compensation Committee consists of Ms. Osar and Messrs. Evans, Gallagher and Schaeffer, Chairman. Effective April 1, 2003, Mr. Ray will become a member of the Organization and Compensation Committee. The Organization and Compensation Committee, which had five meetings in 2002:

•	reviews and approves corporate organizational structure;

•	reviews the performance of corporate officers;

•	establishes overall employee compensation policies;

•	recommends to the Board of Directors major compensation programs;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards; and

•	administers the Company’s various compensation and stock option plans.

No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Organization and Compensation Committee begins on page 26.

Science and Technology Committee

      The Science and Technology Committee held five meetings in 2002. During 2002, seven directors served on the Science and Technology Committee. Those directors were Prof. Cresswell, Drs. Boyer, Kaplan and Wild, until his resignation in September 2002, at which time Dr. Ryan became a member, and Messrs. Herbert and Rosso. Currently, the Science and Technology Committee consists of Prof. Cresswell, Drs. Boyer, Kaplan and Ryan, and Messrs. Herbert and Rosso. The Science and Technology Committee reviews the Company’s research and development programs and projects to evaluate variances to plan, investment allocations, the portfolio of strategic patents, and major technology-based transactions.

Director Compensation

      Effective April 1, 2003, the Board of Directors will consist of 12 members, two of whom will be officers of the Company. Employee directors do not receive additional compensation for Board or committee service. Nonemployee directors are reimbursed for actual expenses incurred in attending Board meetings. The Company paid nonemployee directors other than the Vice Chairman a $25,000 retainer in 2002, and paid the Vice Chairman a $100,000 retainer in 2002. In addition, all nonemployee directors received $2,000 for each Board meeting attended in 2002; $1,000 for each Board committee meeting attended by committee members in 2002; and $1,500 for each committee meeting presided over as a committee chair in 2002.

      In 1991, the Company adopted a Deferred Directors’ Fee Program that permits directors to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in Common Stock.

Drs. Boyer and Wild (prior to his resignation from the Board of Directors), Ms. Osar, Prof. Cresswell, and Messrs. Evans, Gallagher, Grant (prior to his retirement from the Board of Directors) and Rosso chose to defer all or a portion of their retainer and meeting fees for the period January 1, 2002 through December 31, 2002.

      The 1989 Plan provides that each nonemployee director receives grants of restricted stock upon (a) initial election or appointment to the Board of Directors in the amount of 1,800 shares per year for each year of the initial term, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of Directors of 1,800 shares per year for each of the three years of the new term. The 1989 Plan further provides that the number of shares subject to awards under the 1989 Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits, stock dividends and spin-offs. Pursuant to the 1989 Plan, the number of shares granted upon the election, reelection or appointment of a nonemployee director was adjusted as a result of the June 29, 2002 spin-off of the Company’s optical medical device business to its stockholders, as more fully described on page 23 under the heading Stock Options. After the spin-off, the nonemployee directors receive a grant of 1,868 shares of restricted stock multiplied by the number of years, including any partial year as a full year, remaining in the term of a nonemployee director elected, reelected or appointed to the Board of Directors. Upon his appointment to the Board of Directors in September 2002, Dr. Ryan received a grant of 3,736 shares of restricted stock.

      On the date of the annual meeting of stockholders following the year of grant, the vesting restrictions with respect to 1,800 shares issued prior to the spin-off and 1,868 shares issued after the spin-off lapse for each participant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested are returned to the Company without payment of any consideration to the director. Upon the resignation of Dr. Wild and the retirement of Mr. Grant from the Board of Directors, 1,800 and 3,600 restricted shares, respectively, were returned to the Company without payment of any consideration to either director. The 1989 Plan expires on December 31, 2009.

      In the event the Company’s stockholders approve the 2003 Plan, each nonemployee director will, upon election, reelection or appointment to the Board of Directors at or after the Annual Meeting on April 25, 2003, be automatically granted an award consisting of 1,800 shares of restricted stock multiplied by the number of years, including any partial year as a full year remaining in the term of the nonemployee director so elected, reelected or appointed. The vesting restrictions with respect to the restricted shares lapse for each participant at a rate of 1,800 shares per year on the date of each annual meeting of stockholders following the year of the grant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. In addition, each nonemployee director will be automatically granted an option to purchase 2,500 shares of the Common Stock on the date of each regular annual meeting of the Company at which directors are to be elected, beginning with the Annual Meeting on April 25, 2003. The options granted under the 2003 Plan will be nonqualified stock options and will have an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the day prior to the grant. Each grant of an option to purchase the Common Stock will vest 12 months after the date of grant, subject to accelerated vesting upon death or total disability. No option may be exercised after the first to occur of (i) three months after voluntary resignation or removal for cause, (ii) 12 months after termination of service as director for any other reason, or (iii) 10 years from the date of grant.

Stock Ownership Guidelines for Nonemployee Directors

      In January 1996, the Board of Directors approved stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each nonemployee director is expected to own stock, including shares accrued under the Deferred Directors’ Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2002, all nonemployee directors met their ownership guidelines.

CORPORATE GOVERNANCE

Guidelines on Significant Corporate Governance Issues

      In 1995, the Board of Directors approved “Board Guidelines on Significant Corporate Governance Issues.” The Guidelines, as amended to date, are listed below. These guidelines are being published in this Proxy Statement to inform stockholders of the Board of Director’s current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be strictly followed in each instance. The Board of Directors will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes or exceptions to the Guidelines will be considered from time to time.

1.	Selection of Chairman and Chief Executive Officer

      The Board shall be free to make the selection of the Chief Executive Officer and the Chairman of the Board in the manner it deems in the best interests of the Corporation.

      This shall include the decision regarding whether the role of the Chief Executive Officer and Chairman should be separate or combined.

2.	Executive Sessions of Outside Directors

      The outside directors of the Board will meet regularly in Executive Session. The format of these meetings may, in the discretion of the outside directors, include a discussion with the Chief Executive Officer on each occasion.

      It is the policy of the Board that the Vice Chairman, if present at the meeting, shall preside over the Executive Sessions. If not present, a director shall be selected by the outside directors to chair the Executive Session.

3.	Number of Committees

      The current four Committees of the Board are Audit and Finance, Organization and Compensation, Corporate Governance, and Science and Technology. The Audit and Finance, Corporate Governance, and Organization and Compensation Committees will consist entirely of outside directors. The current committee structure of the Corporation seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances.

4.	Assignment and Rotation of Committee Members

      The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and after consideration of the desires of individual Board members, for the assignment of Board members to various committees.

      Consideration shall be given to rotating committee members periodically (in 3 to 4 year intervals), but such shall not be mandated as policy since there may be reasons at a given point in time to maintain an individual director’s committee membership for a longer period.

5.	Frequency and Length of Committee Meetings

      The Committee chairperson, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

6.	Committee Agenda

      The chairperson of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee’s agenda.

      Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (e.g., Chief Financial Officer, General Counsel) will have direct contact with the appropriate Committee chairperson.

7.	Selection of Agenda Items for Board Meetings

      The Chairman of the Board will establish the agenda for each Board meeting.

      At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

      Each Board member is free to suggest the inclusion of item(s) on the agenda. The Chairman of the Board will be proactive in encouraging Board members to submit agenda items.

8.	Board Materials Distributed in Advance

      Information and data that is important to the Board’s understanding of the business to be conducted at that meeting should be distributed in writing to the Board before the Board meets where possible. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

9.	Presentations

      As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, each member should normally be advised in advance of the meeting of the subject and the principal issues the Board will need to consider.

10.	Regular Attendance of Non-Directors at Board Meetings

      The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

      Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

11.	Board Access to Senior Management and Independent Advisors

      Board members have complete access to Allergan’s Management and Independent Advisors.

      It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Corporation and that such contact, if in writing, be copied to the Chairman and the Chief Executive Officer.

      Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

12.	Board Compensation Review

      Management shall, at least once every other year, report to the Corporate Governance Committee on the status of Allergan Board compensation in relation to other U.S. companies.

      Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Human Resources department and outside consultants.

13.	Size of the Board

      The Board presently has 12 members. It is the sense of the Board that a size of 10 to 12 is about right. However, the Board is willing to increase its size in order to accommodate the availability of an outstanding candidate or candidates.

14.	Mix of Inside and Outside Directors

      The Board believes that as a matter of policy there shall be a majority of Independent Directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

      But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Corporation.

      Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

15. Board Definition of What Constitutes Independence for Outside Directors

      The majority of the Corporation’s directors shall be “independent” as defined under applicable SEC and NYSE guidelines. Each year the Board shall determine a director’s independence based on the then current legal criteria, included those criteria listed below, and shall disclose those determinations in the Corporation’s annual proxy statement. No director shall be considered “independent” if:

1.	he or she was a former employee of the Corporation within the past five years prior to appointment as a director;

2.	he or she has been, within the past five years prior to appointment as a director, affiliated with or employed by a present or former auditor of the Corporation (or of an affiliate); or

3.	he or she has been, within the past five years prior to appointment as a director, part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another Corporation that employs the director.

      Directors with immediate family members in the foregoing categories must likewise be subject to the five-year “cooling-off” provisions for purposes of determining independence.

      In addition, the Board’s Audit and Finance Committee shall have the following requirements:

1.	the Audit and Finance Committee shall consist of at least three directors, all of whom shall be independent;

2.	a director who otherwise meets the definition of “independence”, but who also holds 20% or more of the Corporation’s stock (or who is a general partner, controlling stockholder or officer of any such holder) cannot chair, or be a voting member of, the Audit and Finance Committee;

3.	each member of the Committee shall be financially literate; and

4.	the chairperson of the Committee shall have accounting or related financial management expertise.

      The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent.

16. Former Chief Executive Officer’s Board Membership

      It is assumed that when the Chief Executive Officer resigns from his or her corporate officer position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for the Board to decide in its discretion after discussion with the new Chief Executive Officer.

17. Board Membership Criteria

      The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of research and development, manufacturing technologies, international background, etc. all in the context of an assessment of the perceived needs of the Board at that point in time.

18. Selection of New Director Candidates

      The Board itself should be responsible for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

19. Extending the Invitation to a New Potential Director to Join the Board

      The invitation to join the Board should generally be extended by the Chairperson of the Corporate Governance Committee or the Chairman of the Board on behalf of the Board after full Board approval. The new director will receive an orientation about the Corporation and its Corporate Governance philosophy.

20. Assessing the Board’s Performance

      The Corporate Governance Committee is responsible to undertake an annual assessment of the Board’s performance. The findings will be presented by the Vice Chairman for a discussion by the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

      This assessment should address the Board’s contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

21. Directors Who Change Their Present Job Responsibility

      It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

      It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

22. Term Limits

      The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Corporation and its operations and, therefore, provide an increasing contribution to the Board as a whole.

      As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director’s continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

23. Retirement Age

      It is the sense of the Board that the current retirement age of 70 is appropriate. In the case when the mandated retirement age is not in the best interest of the Corporation, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

24. Formal Evaluation of the Chief Executive Officer

      The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairperson of the Organization and Compensation Committee.

      The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

      The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

25. Succession Planning

      There should be an annual report by the Chief Executive Officer to the Board on succession planning.

      The Chief Executive Officer’s recommendation as to a successor should he/she be unexpectedly disabled shall be available on a continuing basis.

26. Management Development

      There will be an annual report to the Organization and Compensation Committee by the Chief Executive Officer on the Corporation’s program for management development, described in detail.

      This report should be given to the Organization and Compensation Committee at the same time as the succession planning report noted above.

27. Board Interaction with the Media

      As to media relations, the Board believes that only senior management speaks for Allergan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

By Directors and Executive Officers

      The following table sets forth information as of March 3, 2003 regarding the beneficial ownership of the Common Stock by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

	Shares of	Rights to
	Common Stock	Acquire
	Beneficially	Beneficial
	Owned(1)	Ownership(2)	Total

Class I Directors:
Lester J. Kaplan	42,720	204,902	247,622
Karen R. Osar	12,600	2,617	15,217
Louis T. Rosso	106,097	20,548	126,645
Leonard D. Schaeffer	17,403	7,654	25,057

Class II Directors Nominees:
Herbert W. Boyer	22,000	6,577	28,577
Ronald M. Cresswell	13,000	3,222	16,222
Russell T. Ray	0	0	0
David E. I. Pyott	49,540	820,805	870,345

Class III Directors:
Handel E. Evans	23,381	25,799	49,180
Michael R. Gallagher	12,800	3,273	16,073
Gavin S. Herbert	383,176 (3)	—	383,176
Stephen J. Ryan	3,956	97	4,053

Other Named Executive Officers:
Eric K. Brandt	11,669	142,829	154,498
F. Michael Ball	5,883	134,316	140,199
Jacqueline Schiavo	23,491	134,014	157,505
All current directors and executive officers (21 persons, including those named above)	759,888	1,852,144	2,612,032	(4)

(1)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of February 28, 2003.

(2)	Shares which the party or group has the right to acquire within 60 days after March 3, 2003. For Allergan employees (Dr. Kaplan, Ms. Schiavo, and Messrs. Pyott, Ball and Brandt) these shares may be acquired upon the exercise of stock options. For the nonemployee directors, this number represents the number of shares accrued under the Deferred Directors’ Fee Program, as of March 3, 2003. Under this program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock. These shares are distributed upon termination of a director’s service on the Company’s Board of Directors.

(3)	Includes 3,600 shares held directly, 269,536 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 110,040 shares held in “S” corporations which in turn are owned by two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister have a beneficial interest.

(4)	Represents approximately 2.01% of the Common Stock outstanding as of March 3, 2003.

By Stockholders Holding 5% or More

      Except as set forth below, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

	Shares		Percent
Name and Address of Beneficial Owners	Beneficially Owned		of Class(1)

Putnam Investments, LLC	9,501,111	(2)	7.32
One Post Office Square Boston, MA 02109
FMR Corp.	8,494,282	(3)	6.55
82 Devonshire Street Boston, MA 02109-3614
Capital Group International, Inc.	18,063,140	(4)	13.93
11100 Santa Monica Boulevard Los Angeles, CA 90025

(1)	Based on 129,721,001 shares outstanding on March 3, 2003 (excluding 4,533,771 shares held in treasury), and adjusted as required by rules promulgated by the SEC.

(2)	Based on information provided pursuant to a joint statement on an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by Putnam, LLC d/b/a Putnam Investments (“PI”), on behalf of itself and the following affiliated entities: Marsh & McLennan Companies, Inc. (“M&MC”), PI’s parent holding company; Putnam Investment Management, LLC (“PIM”); and The Putnam Advisory Company, LLC (“PAC”), both of which are investment advisors and subsidiaries of PI. Such filing reports that (i) M&MC owns no shares, (ii) PIM is deemed to be the beneficial owner of 7,435,262 shares, over which it has shared power to dispose or to direct the disposition of all of such shares and shared power to vote or to direct the vote of 298,813 of such shares, (iii) PAC is deemed to be the owner of 2,065,849 shares, over which it has shared power to dispose or to direct the disposition of all of such shares and shared power to vote or to direct the vote of 913,777 of such shares, (iv) PI is deemed to be the owner of all of PIM’s and PAC’s shares, has shared power to dispose or to direct the disposition of all of such shares, and has shared power to vote or to direct the vote of 1,212,590 of such shares.

(3)	Based on information provided pursuant to a joint statement on an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003 by FMR Corp. (“FMR”) on behalf of itself and affiliated persons and entities. The affiliated persons and entities include: Fidelity Management & Research Company (“FMRC”), a wholly owned subsidiary of FMR; Edward C. Johnson 3d, Chairman of FMR; Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR; Abigail P. Johnson, a Director of FMR; Fidelity International Limited (“FIL”), a former subsidiary of FMRC that currently operates as an entity independent of FMR and FMRC; Strategic Advisers, Inc., a wholly owned subsidiary of FMR; and Geode Capital Management, LLC, wholly owned by Fidelity Investors III Limited Partnership (“FILP III”). Fidelity Investors Management, LLC (“FIML”), a Delaware limited liability company, is the general partner and investment manager of FILP III, and is an investment manager registered under Section 203 of the Investment Advisers Act of 1940. The managers of Geode LLC, the members of FIML and the limited partners of FILP III are certain shareholders and employees of FMR. Such filing reports that: FMRC, as a result of acting as investment advisor to various investment companies (the “Funds”), beneficially owns 7,495,850 shares, including 114,100 shares that may be issued upon the conversion of $10,000,000 principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2022; FMTC, as a result of serving as investment manager of institutional accounts, beneficially owns 752,519 shares; Ms. Johnson beneficially owns 1,000 shares; FIL beneficially owns 243,980 shares; Strategic Advisers beneficially owns 486 shares; and Geode Capital Management beneficially owns 447 shares. Both Mr. Johnson and FMR, through its control of FMRC and the Funds, have the sole power to direct the disposition of the Funds’ 7,495,850 shares. In addition, both Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of or direct the disposition of 752,519 shares and sole power to vote or to direct the voting of 555,619 shares, and no power to vote or to direct the voting of 196,900 shares owned by the institutional account(s) as reported therein. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of any of FMRC’s shares; FMRC carries out the voting of shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Ms. Johnson has sole power to vote or direct the voting of and sole power to dispose of or direct the disposition of her 1,000 shares and FIL has the sole power to vote or direct the voting of and sole power to dispose of or direct the disposition of its 243,980 shares.

(4)	Based information provided pursuant to a joint statement on an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”), CGII is the parent holding company of a group of investment management companies, (including CGTC) that hold investment power and, in some cases, voting power over these shares. CGII reported that it does not have direct investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. CGII reported that it has the sole power to vote or direct the voting of 15,402,690 shares and the sole power to dispose of or direct the disposition of all of the shares. The amended Schedule 13G reported that CGTC, a bank as defined in Section 3(a)(6) of the Act, is deemed to be the beneficial owner of 10,778,090 shares as a result of its serving as the investment manager of various institutional accounts and has the sole power to vote or direct the voting of 8,117,640 shares and the sole power to dispose of or direct the disposition of 10,778,090 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms furnished to the Company and the written representations from certain of the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2002, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except that in September 2002 Robert O. Gaskin, Jr., Corporate Vice President, Human Resources, filed a late Form 4 reporting a single transaction.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table shows the compensation for the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

					Long Term
	Annual Compensation				Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	(#)	($)(5)

David E. I. Pyott,	2002	990,384	1,025,000	39,002	—	283,377	19,558
Chairman of the Board,	2001	870,384	875,000	1,800	—	240,921	4,776
President and Chief	2000	806,923	733,500	434	—	224,833	8,407
Executive Officer
Lester J. Kaplan, Ph.D.,	2002	439,446	266,100	14,935	—	56,052	9,746
Corporate Vice President	2001	384,192	233,500	1,800	—	77,331	6,786
and President, Research and	2000	360,923	235,000	525	—	52,108	8,407
Development and Global BOTOX®
Eric K. Brandt,	2002	399,461	243,200	27,545	(4)	56,052	9,746
Corporate Vice President and	2001	367,538	223,000	1,800	—	77,331	6,786
Chief Financial Officer	2000	347,308	225,000	285	—	52,108	8,407
F. Michael Ball,	2002	387,846	227,400	22,040	—	56,052	23,555
Corporate Vice President	2001	360,153	219,000	1,800	—	77,331	6,786
and President, North America	2000	334,423	260,300	385	—	52,108	8,294
Region and Global Eye Rx Business
Jacqueline Schiavo,	2002	293,953	172,600	31,406	—	34,254	9,746
Corporate Vice President,	2001	280,369	147,700	7,211	—	64,563	6,786
Worldwide Operations	2000	265,307	151,000	595	—	36,122	8,407

(1)	The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2)	The amounts shown represent bonus performance awards which were paid in February of the following year under the Company’s Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated.

(3)	The total amounts shown in this column consist of the cost of term life insurance and term executive post-retirement life insurance premiums (“Insurance”), payment in lieu of vacation (“Vacation”), and monies received from the Company for country club dues (“Dues”), financial planning services (“Planning”), gasoline allowance (“Gas”), and car allowance (“Car”).

	Insurance	Vacation	Dues	Planning	Gas	Car

Mr. Pyott	$1,800	$0	$1,672	$25,030	$1,500	$9,000
Dr. Kaplan	1,800	0	1,385	1,250	1,500	9,000
Mr. Brandt	1,800	0	14,125	1,120	1,500	9,000
Mr. Ball	1,800	0	6,900	2,840	1,500	9,000
Ms. Schiavo	1,800	16,758	0	2,348	1,500	9,000

(4)	Mr. Brandt held 10,000 restricted shares of the Common Stock as of December 31, 2002, valued at $576,200, based on the $57.62 closing price of the Common Stock on December 31, 2002.

(5)	The total amounts shown in this column consist of Company contributions to the Allergan, Inc. Savings and Investment Plan (“SIP”) and the Allergan, Inc. Employee Stock Ownership Plan (“ESOP”), and above-market interest earned on deferred compensation (“Interest”) under the Allergan, Inc. Executive Deferred Compensation Plan.

	SIP	ESOP	Interest

Mr. Pyott	$5,000	$4,746	$9,812
Dr. Kaplan	5,000	4,746	0
Mr. Brandt	5,000	4,746	0
Mr. Ball	5,000	4,746	13,809
Ms. Schiavo	5,000	4,746	0

Stock Options

      On June 29, 2002, the Company completed the spin-off of its optical medical device business to its stockholders. The optical medical device business consisted of two businesses: the ophthalmic surgical products business, which developed, manufactured and marketed products that included artificial lenses for the eye, called intraocular lenses, and equipment for cataract and refractive eye surgery; and the contact lens care products business, which developed, manufactured and marketed a broad range of products for use with every available type of contact lens. The spin-off was effected by contributing the optical medical device business to a newly formed subsidiary, Advanced Medical Optics, Inc., and issuing a dividend of Advanced Medical Optics’ common stock to the Company’s stockholders. In connection with the spin-off, certain adjustments were made to the Company’s stock-based compensation plans and outstanding awards thereunder. Unless otherwise noted, all information in this Proxy Statement regarding awards under the Company’s stock-based compensation plans gives effect to the spin-off and related adjustments.

      The following table shows information regarding stock options granted to the named executive officers during 2002.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted (#)(1)	2002	Per Share($)	Date	Value ($)(2)

David E.I. Pyott	283,377	11.58%	64.79	04/24/12	9,678,444
Lester J. Kaplan	56,052	2.29%	64.79	04/24/12	1,914,397
Eric K. Brandt	56,052	2.29%	64.79	04/24/12	1,914,397
F. Michael Ball	56,052	2.29%	64.79	04/24/12	1,914,397
Jacqueline Schiavo	34,254	1.40%	64.79	04/24/12	1,169,909

(1)	Such options were granted pursuant to the 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”). Options became exercisable at a rate of 25% per year beginning January 24, 2003. The exercise price and the tax withholding obligations relating to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a “Change in Control.” See “Change in Control and Severance Arrangements” on page 25.

(2)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $64.79; exercise price of option, $64.79; expected stock volatility, 32.0%; risk-free interest rate, 4.5% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, 0.50%.

Option Exercises and Holdings

      The following table shows stock option exercises by the named executive officers during 2002, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2002. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/02 (#)		at 12/31/02 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David E.I. Pyott	0	0	592,521	661,082	15,701,222	2,149,375
Lester J. Kaplan	25,950	1,213,986	153,962	166,470	4,362,313	520,366
Eric K. Brandt	0	0	107,355	175,293	1,151,890	479,518
F. Michael Ball	0	0	86,698	163,148	1,710,014	439,383
Jacqueline Schiavo	0	0	126,021	117,969	4,145,136	253,725

(1)	Based on the fair market value of $57.765 of the Common Stock on December 31, 2002.

DEFINED BENEFIT PENSION PLANS

      The Company has a defined benefit retirement plan (the “Pension Plan”) which provides pension benefits to U.S. employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings (“Final Average Pay”) and years of service integrated with covered compensation as defined by the Social Security Administration.

      The Company also has two supplemental retirement plans for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

      The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

PENSION PLAN TABLE

	Years of Service
Final
Average
Pay	15	20	25	30	35	40	45

$200,000	$48,100	$64,100	$80,200	$96,200	$112,200	$117,200	$122,200
250,000	61,100	81,400	101,800	122,100	142,500	148,700	155,000
300,000	74,000	98,700	123,400	148,100	172,800	180,300	187,800
350,000	87,000	116,000	145,000	174,000	203,000	211,800	220,500
400,000	100,000	133,300	166,700	200,000	233,300	243,300	253,300
500,000	125,900	167,900	209,900	251,900	293,900	306,400	318,900
600,000	151,900	202,500	253,200	303,800	354,400	369,400	384,400
700,000	177,800	237,100	296,400	355,700	415,000	432,500	450,000
800,000	203,800	271,700	339,700	407,600	475,500	495,500	515,500
900,000	229,700	306,300	382,900	459,500	536,100	558,600	581,100
1,000,000	255,700	340,900	426,200	511,400	596,600	621,600	646,600
1,100,000	281,600	375,500	469,400	563,300	657,200	684,700	712,200
1,200,000	307,600	410,100	512,700	615,200	717,700	747,700	777,700
1,300,000	333,500	444,700	555,900	667,100	778,300	810,800	843,300
1,400,000	359,500	479,300	599,200	719,000	838,800	873,800	908,800
1,500,000	385,400	513,900	642,400	770,900	899,400	936,900	974,400
1,600,000	411,400	548,500	685,700	822,800	959,900	999,900	1,039,900
1,700,000	437,300	583,100	728,900	874,700	1,020,500	1,063,000	1,105,500
1,800,000	463,300	617,700	772,200	926,600	1,081,000	1,126,000	1,171,000
1,900,000	489,200	652,300	815,400	978,500	1,141,600	1,189,100	1,236,600
2,000,000	515,200	686,900	858,700	1,030,400	1,202,100	1,252,100	1,302,100
2,100,000	541,100	721,500	901,900	1,082,300	1,262,700	1,315,200	1,367,700

      The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 29 years; Mr. Brandt, 25 years; Mr. Ball, 22 years; and Ms. Schiavo, 30 years.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

      The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, “change in control” of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board of Directors approves the acquisition) or 33% or more of the voting stock (with or without approval of the Board of Directors), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company’s Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options, restricted stock and certain other benefits, including payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2002 were as follows: Mr. Pyott, Dr. Kaplan, Ms. Schiavo, Messrs. Brandt and Ball and six other vice presidents — three years; six senior vice presidents — two years; and twenty-one other covered executives — one year.

      In addition, the Company’s supplemental retirement plans, all as amended, 1989 Incentive Compensation Plan, as amended, Amended and Restated Savings and Investment Plan, Amended and Restated Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Amended and Restated Pension Plan, 1989 Nonemployee Director Plan, as amended (including, if approved by the Company’s stockholders, amendments effected by the 2003 Plan), and 2001 Premium Priced Stock Option Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).

      The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer’s years of service with the Company. For Corporate Vice Presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These officers are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in the Company’s life insurance and disability coverage in the two-year period. For Corporate Vice Presidents having between 8 and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Corporate Vice Presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

      As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter, to among other things: administer the Company’s Management Bonus Plan, Executive Bonus Plan, 1989 Incentive Compensation Plan, as amended, and 2001 Premium Priced Stock Option Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for executive officers.

      Allergan’s executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value in the Company by achieving specific financial and strategic objectives.

      Allergan’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable pharmaceutical companies;

•	annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

      In designing and administering its executive compensation programs, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

Base Salary

      Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical companies. The Company’s Corporate Compensation department, in an effort to obtain a broad base of data, participates in a number of salary surveys, regularly obtains commercially available surveys and consults with outside, independent compensation specialists. In conducting its analysis, the Company attempts, when data is available, to include data from a pharmaceutical peer group consisting of companies considered comparable based on such factors as size, product lines, employment levels and market capitalization. Prior to the spin-off of the Company’s optical medical device business, comparable compensation data for the Company included a blend of diversified health care companies and pharmaceutical companies. Because the Company is now only engaged in the pharmaceutical business, however, comparable compensation data required a competitive market adjustment in 2003 increasing the base salary of the Company’s executive officers.

      The Company’s salary increase program is designed to reward individual performance consistent with the Company’s overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. As mentioned above, the 2003 executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical industry only. The named executive officers therefore received an average salary increase of 9.17% effective January 2003 to reflect this market adjustment, corporate performance and individual contributions.

The Management Bonus Plan

      The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee’s award is expressed as a percentage of the participant’s year-end base salary. Bonus targets begin at 10% for managers and in 2002 ranged from 40% to 55% for executive officers (excluding the Chief Executive Officer), it being the Committee’s compensation philosophy that increasing portions of compensation should be “at risk” for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for the Company to meet its short- and long-term business goals. A participant’s individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 2002 included achieving sales and financial targets, successfully completing the spin-off transaction of the Company’s optical medical device business, identifying and pursuing new business opportunities and strategic alliances, obtaining regulatory approvals for new products as well as new indications for existing products, introducing new products into designated markets, and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in evaluating the overall performance of the executive officers for purposes of determining the actual bonus.

      The 2003 Management Bonus Plan will be funded according to the achievement of a pre-established 2003 Earnings Per Share (“EPS”) target as approved by the Committee in January 2003. The EPS target was based on corporate objectives established as part of the annual operating plan process. The bonus pool will be funded at 100% if the EPS target is achieved on a pro forma basis (to be calculated in accordance with the Company’s pro forma calculation guidelines, which generally exclude transactions that do not recur on a regular basis and are extraordinary or outside the scope of the Company’s core, on-going business activities), and the bonus pool will automatically adjust if 2003 pro forma EPS surpasses or falls below the EPS target, up to a maximum funding level of 141%. Once funded, the bonus pool will be allocated to the Company’s business units based on the units’ respective operating income results compared to the 2003 budget. For instance, a business unit above budgeted operating income will usually receive a greater share of the bonus pool than a business unit that is below the operating income budget. The Committee will use the business unit allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer’s business unit.

      The 2002 Management Bonus Plan followed the same design, with an EPS target as its one funding component. For 2002, the pro forma EPS result (which excluded a one-time legal settlement, items associated with the spin-off transaction of the Company’s optical medical device business, write offs associated with the permanent decline in certain third party investments and related collaborations and other items outside the scope of the Company’s core, on-going business activities) was approximately 0.25% higher than the 2002 EPS target. As a result, the Committee approved a total bonus fund of approximately $11.4 million for approximately 463 participating employees. The Committee then allocated this bonus pool to the business units (and their respective executive officers) based on each unit’s respective operating income results compared to budgeted amounts for 2002.

The Executive Bonus Plan

      Through 1998, the Chief Executive Officer’s bonus was granted under the Management Bonus Plan discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation paid to the Chief Executive Officer in the years 1999 and beyond. The Chief Executive Officer is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company’s Chief Executive Officer. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year.

      For 2003, the Chief Executive Officer’s award under the Executive Bonus Plan will be based on the Company’s attainment of a pre-established EPS target — the same target approved for other managers of the Company under the 2003 Management Bonus Plan discussed above. The Chief Executive Officer’s award is expressed as a percentage of year-end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2003, the Chief Executive Officer will receive a bonus of up to 141% of base salary, depending on pro forma EPS performance (to be calculated in the same manner as the 2003 Management Bonus Plan).

      For 2002, the Chief Executive Officer’s award was based on the attainment of a corporate EPS target that the Company exceeded on a pro forma basis (calculated in the same manner as the 2002 Management Bonus Plan) by approximately 0.25%. Therefore, the Committee approved a bonus of $1,025,000 for the Chief Executive Officer, based on the Committee’s assessment of the Chief Executive Officer’s achievement of his objectives for 2002. The Committee noted particularly the successful completion of the spin-off transaction of the Company’s optical medical device business, the FDA approvals of Botox® Cosmetic and RestasisTM, the Company’s high sales growth during 2002, market share gains, the progression of programs through the research and development pipeline, the successful implementation of research and development and marketing collaborations and the Chief Executive Officer’s successful recruiting efforts to fill key positions.

Incentive Compensation Plan

      The 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”), authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The Incentive Plan has been designed to:

•	focus attention on building stockholder value through meeting longer-term financial and strategic goals;

•	link management’s financial success to that of the stockholders via the participation of key Company employees;

•	balance long-term with short-term decision making; and

•	encourage and create ownership and retention of Common Stock.

      Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically as follows. First, an independent national consulting firm such as Mercer Human Resource Consulting collects and analyzes survey data in order to approximate the 75th percentile level compensation if the Company is successful in achieving its pro forma objectives. The Organization and Compensation Committee then sets the specific guideline for each employee grade level, taking into consideration survey data and a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

      In January 2003, the Committee approved a grant to the Chief Executive Officer of 300,000 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain the Chief Executive Officer, his successful management of growth at the Company, his effective organizational and communications skills and his successful completion of the spin-off transaction of the Company’s optical medical device business. In the case of each of the other named executive officers, the respective stock option awards reflect the assessment of individual performance as well as the performance of the Company as discussed above.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board of Directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

      All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

      The Incentive Plan and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended, as is the 2001 Premium Priced Stock Option Plan, approved by the stockholders in April 2001.

Committee Activities

      The Committee held five formal meetings in 2002 as well as many interim discussions. The following summarizes the Committee’s major activities in 2002:

•	Evaluated Chief Executive Officer performance.

•	Reviewed and determined 2002 salary increases for each corporate officer based on the officer’s performance.

•	Determined 2001 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 2002 Management Bonus Plan’s corporate financial objective.

•	Approved the 2002 Executive Bonus Plan performance criteria.

•	Reviewed and recommended 2002 stock option awards for executive officers as well as the stock option award ranges for other participants, totaling approximately 534.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Amended and restated the Company’s Savings and Investment Plan to permit participants to direct the investment of their matching contributions, whether or not vested, in any of the separate investment funds established under the Savings and Investment Plan.

•	Amended and restated the Company’s Employee Stock Ownership Plan to permit participants who are fully vested in their Employee Stock Ownership Plan accounts to immediately diversify up to 50% of those accounts out of the Company’s Common Stock.

•	Amended the Committee’s charter to comply with recently enacted legislative and regulatory developments relating to the Sarbanes-Oxley Act of 2002.

•	Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The Chairman of the Board, President and Chief Executive Officer is expected to hold five times his salary in Common Stock; and the guideline for Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

•	Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

      The Company, with the approval of the Committee, has retained the services of Mercer Human Resource Consulting, a Human Resources consulting firm, to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to Mercer Human Resource Consulting. As part of its services, Mercer Human Resource Consulting reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan and Executive Bonus Plan.

ORGANIZATION AND COMPENSATION COMMITTEE,

Leonard D. Schaeffer, Chairman
Handel E. Evans
Michael R. Gallagher
Karen R. Osar

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Company’s Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

      The Audit and Finance Committee of the Board of Directors of Allergan issues the following report for inclusion in the Company’s Proxy Statement in connection with the Company’s Annual Meeting scheduled for April 25, 2003.

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ending December 31, 2002, with management of the Company and with the Company’s independent auditors, KPMG LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with KPMG LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors’ independence from the Company and its management (including whether the independent auditors’ provision of information technology services, if any, and other non-audit services to the Company is compatible with the auditors’ independence).

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ending December 31, 2002 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE,

Karen R. Osar, Chairperson
Gavin S. Herbert
Louis T. Rosso
Stephen J. Ryan
Leonard D. Schaeffer

EQUITY COMPENSATION PLANS

      The following table summarizes information about Allergan Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans, as of December 31, 2002:

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	11,745,007	60.63	2,046,704
Equity compensation plans not approved by security holders	78,646	50.86	1,056,352
Total	11,823,653	60.57	3,103,056

(1)	Includes shares of Common Stock available for issuance under the Incentive Compensation Plan. The aggregate number of shares of Common Stock available for issuance under the Incentive Compensation Plan during any calendar year is up to 1.5% of the number of shares of Common Stock outstanding on December 31 of the prior year, plus any unused shares from prior years.

      The following compensation plans under which the Company’s Common Stock may be issued upon the exercise of options, warrants and rights have not been approved by the Company’s stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

      The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme 2000 (the “SRSOS”) is to enable the Company’s wholly owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of the Company’s stockholders by providing for or increasing their proprietary interests in the Company. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of the United States.

      The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees (the “Invitation”) to apply for a grant of an option to acquire an estimated number of shares of Common Stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of Common Stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees are eligible to participate in the SRSOS on similar terms. No Invitation may be made after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted this SRSOS. The SRSOS was approved by the Company’s Board of Directors and Allergan Pharmaceutical Ireland’s board of directors in January 2000. The Board of Directors has reserved a total of 300,000 shares of Common Stock for issuance to SRSOS participants. As of December 31, 2002, no shares have been issued or are outstanding under the SRSOS.

Allergan Irish Share Participation Scheme

      The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in Common Stock. Eligible employees of the Company and its subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

      Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of Common Stock through investment of his or her bonus. An eligible employee who has agreed to participate may invest the equivalent of up to 8% of their salary from his or her bonus and forego a further 7.5% from basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares on behalf of all participants. Shares are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares will be held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares for an additional year, i.e. three years in total, the participant can sell or transfer the shares free of income tax. The ISPS was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Board of Directors has reserved a total of 332,000 shares of Common Stock for issuance to ISPS participants. As of December 31, 2002, 154,502 shares have been issued and are outstanding under the ISPS.

Allergan, Inc. Deferred Directors’ Fee Program

      The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide nonemployee members of the Board of Directors of the Company with a means to defer annual retainer and meeting fees received from the Company until termination of their status as a director. The DDF Program initially became effective as of March 1, 1994, and was amended and restated effective as of November 15, 1999, primarily for the purpose of providing shares of Common Stock as distributions to the DDF Program participants. A total of 519,006 shares of Common Stock have been authorized for issuance to DDF Program participants. As of December 31, 2002, 57,085 shares have been issued and are outstanding, and 78,646 shares have been accrued under the DDF Program.

Allergan, Inc. Employee Recognition Stock Award Plan

      The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of Common Stock to non-executive employees, as part of the Allergan, Inc. Award for Excellence Program (the “AAE Program”). The AAE Program was approved by the Board of Directors on July 27, 1993. The consideration to the Company for grants of Common Stock under the AAE Program are services of an exceptional nature performed for the Company by the recipients of such grants. A total of 200,000 shares of the Company’s Common Stock have been authorized for issuance to AAE Program participants. As of December 31, 2002, 46,378 shares have been issued and are outstanding under the AAE Program.

Savings Plan for Employees of Allergan Inc.

      The Savings Plan for Employees of Allergan Inc. (the “Savings Plan”) is a tax-qualified Canadian retirement savings plan for Canadian employees of the Canadian subsidiary of the Company (“Allergan Canada”). An eligible employee may elect to defer a portion of his or her compensation to the Savings Plan. Amounts deferred by an eligible employee can be invested into one of two investment funds available under the Savings Plan: (a) a tax deferred Registered Retirement Savings Plan and (b) a non-Registered Retirement Savings Plan. Both plans include the following types of investments: a Guaranteed Fund invested in guaranteed investment certificates, Government of Canada Treasury Bills, or interest bearing accounts, and an Equity Fund invested in stocks, mutual funds, and other equity investments. Neither of these funds contains Common Stock. Allergan Canada matches a portion of the amounts deferred by eligible employees to the Savings Plan. Matching contributions are made by Allergan Canada in shares of Common Stock.

      An eligible employee’s accounts under the Savings Plan are distributed in a lump-sum payment following retirement or other termination of employment. An employee may make certain withdrawals from his or her accounts under the Savings Plan during employment, including for the purpose of purchasing a principal residence. In certain circumstances, an eligible employee may be ineligible to participate in the Savings Plan for a specified period of time following a withdrawal during employment. The Savings Plan was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Board of Directors has reserved a total of 114,000 shares of the Company’s Common Stock for issuance to Savings Plan participants. As of December 31, 2002, 72,043 shares have been issued and are outstanding under the Savings Plan.

STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of the S&P 500 Stock Index and the AMEX Pharmaceutical Index for the period beginning December 31, 1997 and ending December 31, 2002. The graph assumes that all dividends have been reinvested.

	12/97	12/98	12/99	12/00	12/01	12/02

Allergan	100	197.17	304.75	595.07	463.60	371.77
S&P 500	100	128.34	155.14	141.13	124.40	97.08
AMEX Pharmaceutical Index	100	149.10	136.49	176.28	152.38	121.86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 31, 1997, in connection with his hiring and relocation from Europe to the United States, the Company made an interest-free loan in the amount of $500,000 to David E.I. Pyott, the Chairman of the Board, President and Chief Executive Officer of the Company, to be used to purchase a residence in Orange County, California. Mr. Pyott repaid this loan in full in December 2002.

      On August 11, 1999, in connection with his hiring and relocation to California, the Company made an interest-free loan in the amount of $500,000 to Eric Brandt, the Corporate Vice President and Chief Financial Officer of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or 60 days after Mr. Brandt’s employment terminates. As of December 31, 2002, the outstanding balance on the loan was $500,000.

OTHER MATTERS

Independent Auditor

      KPMG LLP, independent auditor, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit and Finance Committee of the Board of Directors selects the independent auditors.

Independent Auditor Fees

      Aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company’s independent auditor are as follows:

Audit Fees	$2,292,952
Audit-Related Fees	110,042
Tax Fees	1,027,131
All Other Fees(1)	97,882

(1)	Includes fees paid relating to employee benefits compliance and customs advisory services.

      The Audit and Finance Committee has considered whether the provision of these services, other than services rendered in connection with the audit of the Company’s annual financial statements, is compatible with maintaining the independent auditor’s independence.

ANNUAL REPORT

      The 2002 Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended December 31, 2002 accompany the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. The Company will provide, without charge, a copy of the Annual Report on Form 10-K for the year ended December 31, 2002 upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2004 proxy statement, a stockholder’s proposal must be received by the Company no later than November 20, 2003 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

      The Company’s Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, and not included in the Company’s proxy statement. Pursuant to the Company’s Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While the Board of Directors will consider stockholder proposals, the Company reserves the right to omit from the Company’s 2004 proxy statement stockholder proposals that it is not required to include under the Securities and Exchange Act of 1934, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

      The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Presented by Management

      As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 14, 2003

Appendix A

ALLERGAN, INC.

2003 NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

I.	GENERAL PROVISIONS

      1.1     Purpose of Plan. The purpose of the Plan is to enable the Company to attract and retain the services of experienced and knowledgeable Nonemployee Directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the Nonemployee Directors in the Company. The Plan amends and restates in its entirety the Allergan, Inc. 1989 Nonemployee Director Stock Plan, as amended.

      1.2     Definitions. As used herein, the following terms shall have the meanings set forth below:

(a) “Award” means an Option or a Restricted Stock award, as the case may be, which may be granted or awarded under the Plan.

(b) “Board” or “Board of Directors” means the Board of Directors of the Company.

(c) “Change in Control” means the following and shall be deemed to occur if any of the following events occur:

(i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within thirty (30) days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(ii) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of the Plan, be considered as though such person were a member of the Incumbent Board of the Company;

(iii) The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions

(A) a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

(B) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding provisions of this Section 1.2(c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 1.2(c) is (1) an underwriter or underwriting syndicate that has acquired any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section 1.2(c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 1.2(c) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock, par value $.01 per share, of the Company.

(f) “Company” means Allergan, Inc., a Delaware corporation, or any successor thereto.

(g) “Fair Market Value” of a share of Common Stock as of a given date means (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading date previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system, or (iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Board of Directors acting in good faith.

(h) “Nonemployee Director” means any member of the Board of Directors who is not an employee of the Company or of a parent or subsidiary corporation (as defined in Section 425 of the Code) with respect to the Company.

(i) “Option” means a nonstatutory stock option which does not meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

(j) “Participant” means any Nonemployee Director who receives an Award pursuant to the terms of the Plan.

(k) “Plan” means the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan as set forth herein, as amended from time to time.

(l) “Restricted Stock” means Common Stock awarded under Article II of the Plan.

      1.3     Common Shares Subject to Plan.

(a) Subject to the provisions of this Section 1.3 and Section 4.2, the maximum number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan shall not exceed 500,000 shares and no more than 250,000 of which may be issued or transferred pursuant to Restricted Stock awards.

(b) The shares of Common Stock to be delivered under the Plan shall be made available, at the discretion of the Board of Directors, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market.

(c) If an Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock subject to an Award shall have been reacquired by the Company pursuant to restrictions imposed on such shares under the Plan, such Option or shares (as the case may be) shall no longer be charged against the limitations provided for in Section 1.3(a) and may be made the subject of Awards under the Plan.

      1.4     Administration of Plan.

(a) Subject to the provisions of Section 1.4(b) below, the Plan shall be administered by the Board of Directors. Awards under the Plan shall be automatic. Subject to the provisions of the Plan, the Board shall be authorized and empowered to do all things necessary or desirable in connection with the administration.

(b) The Board, in its absolute discretion, may at any time and from time to time delegate to a committee of three or more persons appointed by the Board (the “Committee”) all or any part of the authority, powers and discretion of the Board under the Plan. Any determinations, decisions, interpretations, rules, regulations or other actions of the Committee shall have the same effect as if made or taken by the Board. Members of the Committee shall be subject to removal at any time as determined by the Board, and the Board may at any time abolish the entire Committee, in which case all authority, powers and discretion delegated to the Committee shall immediately become revested in the Board. The Board also may limit the Committee’s authority and power at any time, in which case any specified authority or power removed from the Committee shall immediately become revested in the Board. No Nonemployee Director shall be eligible to be a member of the Committee.

      1.5     Participation. All Nonemployee Directors shall receive Awards under the Plan.

II.     RESTRICTED STOCK

      2.1     Grant of Restricted Stock. During the term of the Plan and so long as there are sufficient shares available for issuance or transfer pursuant to Awards under the Plan, upon election, reelection or appointment of a Nonemployee Director to the Board occurring at or after the 2003 Annual Meeting of Stockholders, such Nonemployee Director shall automatically be granted an Award consisting of 1,800 shares of Restricted Stock for each year which remains in the term of the person so elected, reelected or appointed. For purposes of such calculation, a year shall be the period between annual meetings of stockholders of the Company or any part of such period (exclusive of the sixty (60) days immediately preceding the first annual meeting to be held following such election, reelection or appointment giving rise to such Award). For example, if a Nonemployee Director is appointed to the Board in January of 2004 to serve a term which will expire at the 2006 Annual Meeting of Stockholders (and the 2004 Annual Meeting of Stockholders is held more than sixty (60) days after such appointment), the term of such person would be considered to be three (3) years for purposes of calculating the Award.

      2.2     Grant Date. Awards automatically granted pursuant to Section 2.1 shall be made on the date of the first regular annual meeting of stockholders of the Company to occur on or after the date of such election, reelection or appointment, as applicable.

      2.3     Purchase Price. Participants under the Plan shall not be required to pay any purchase price for the shares of Common Stock to be acquired pursuant to a Restricted Stock award, unless otherwise required under applicable law or regulations for the issuance of shares of Common Stock which are nontransferable and subject to a substantial risk of forfeiture until specific conditions are met. If so required, the price at which shares of Common Stock shall be sold to Participants under the Plan pursuant to an Award shall be the minimum purchase price required in such law or regulations, as determined by the Board in the exercise of its sole discretion.

      2.4     Terms of Payment. The purchase price, if any, of shares of Common Stock sold by the Company hereunder shall be payable by the Participant in cash or by check at the time such award is granted.

      2.5     Restrictions on Shares Issued. All shares of Common Stock granted pursuant to a Restricted Stock award under the Plan (including any shares received by a Participant with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to the following restrictions:

(a) The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions set forth in Section 2.5(b) below lapse and are removed as provided in Section 2.5(d) below, and any additional requirements or restrictions set forth in or imposed pursuant to the Plan have been satisfied, terminated or expressly waived by the Company in writing.

(b) In the event a Participant’s service as a director of the Company terminates for any reason other than death or total disability, all shares of Common Stock acquired under the Plan by such Participant with respect to which, at the date of such termination of service, the vesting restrictions imposed under the Plan have not lapsed and been removed as provided in Section 2.5(d) below shall be returned to the Company forthwith, and all rights of the Participant to such shares shall immediately terminate upon payment by the Company to such Participant of the amount, if any, that the Participant paid to the Company for such shares.

(c) In the event a Participant’s service as a director of the Company terminates by reason of such Participant’s death or total disability, the Participant shall not be obligated to return any shares as described in Section 2.5(b) above and, except for any continuing and additional restrictions which may exist as set forth in or imposed pursuant to the Plan, the vesting restrictions imposed upon the shares of Common Stock acquired by such Participant under the Plan shall lapse and be removed (and the shares of Common Stock acquired by such Participant under such Restricted Stock award pursuant to the Plan shall vest) upon such termination of service.

(d) The restrictions imposed under Section 2.5(b) above shall lapse and be removed (and the shares of Common Stock acquired by a Participant pursuant to a Restricted Stock award shall vest) in accordance with the following rules:

(i) Subject to the provisions of clause (ii) below and Section 4.3, as of the date of each regular annual meeting of stockholders of the Company at which directors are to be elected following the date of grant of a Restricted Stock award, the vesting restrictions imposed pursuant to the Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to 1,800 shares acquired by the Participant pursuant to such Award, such that the restrictions shall lapse and be removed (and the Participant shall be fully vested) with respect to all of the shares acquired by the Participant pursuant to such Award at the end of such Participant’s term.

(ii) Notwithstanding the provisions of clause (i) above, in the event that a Participant’s service as a director of the Company terminates by reason of such Participant’s death or total disability, as of the date of such termination of service the vesting restrictions imposed pursuant to the Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to all shares of Common Stock acquired by such Participant under Restricted Stock awards pursuant to the Plan.

      2.6     Rights With Respect to Shares of Restricted Stock. A Nonemployee Director to whom a Restricted Stock award has been made shall be notified of such Award, and upon payment in full of the purchase price (if any) required for the shares of the Restricted Stock, the Company shall promptly cause to be issued or transferred to the name of the Nonemployee Director a certificate or certificates for the number of shares of Restricted Stock granted, subject to the provisions of Sections 2.7, 2.8 and 4.5 below. From and after the date of such Restricted Stock award, the Nonemployee Director shall be a Participant and shall have all rights of ownership with respect to such shares of Restricted Stock, including the right to vote and to receive dividends and other distributions with respect thereto, subject to the terms, conditions and restrictions described in the Plan.

      2.7     Custody of Stock Certificates. In order to enforce the restrictions imposed upon shares of Restricted Stock pursuant to the Plan, the Board may require that the certificates representing such shares of Restricted Stock remain in the physical custody of the Company until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

      2.8     Legends on Stock Certificates. The Board shall cause such legend or legends making reference to the restrictions imposed hereunder to be placed on certificates representing shares of Common Stock which are subject to restrictions hereunder as the Board deems necessary or appropriate in order to enforce the restrictions imposed upon shares of Restricted Stock issued pursuant to Awards granted hereunder.

III.     OPTIONS

      3.1     Grant of Options. During the term of the Plan and so long as there are sufficient shares available for issuance or transfer pursuant to Awards under the Plan, each Nonemployee Director shall automatically be granted an Option to purchase 2,500 shares of Common Stock (subject to adjustment as provided in Section 4.2) on the date of each regular annual meeting of stockholders of the Company at which directors are to be elected, beginning with the 2003 Annual Meeting of Stockholders.

      3.2     Option Exercise Price. The price per share of the shares subject to each Option granted under the Plan shall be 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

      3.3     Exercise of Option. An Option may be exercised in whole or in part, to the extent it is then exercisable, only by written notice to the Company at its principal office accompanied by payment in cash or by check of the full exercise price for the shares with respect to which the Option, or portion thereof, is exercised. However, the Board of Directors may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Participant for at least six (6) months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that the Company shall not deliver such shares until payment of such proceeds is received by the Company; or (v) allow payment through any combination of the consideration provided in the foregoing clauses (i), (ii), (iii) and (iv).

      3.4     Vesting. Subject to Section 4.3, each Option shall be fully vested and exercisable on the one (1) year anniversary of the date of its grant. No Option shall be exercisable prior to vesting. Notwithstanding the foregoing, each Option shall become immediately exercisable as to all shares covered by such Option in the event a Participant’s service as a director of the Company terminates by reason of such Participant’s death or total disability.

      3.5     Termination. No Option granted to a Participant may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of three (3) months from the date the Participant ceases to serve as a director of the Company by reason of such Participant’s voluntary resignation or removal for cause;

(b) The expiration of one (1) year from the date the Participant ceases to serve as a director of the Company other than by reason of such Participant’s voluntary resignation or removal for cause; or

(c) The expiration of ten (10) years from the date the Option was granted.

IV.     MISCELLANEOUS PROVISIONS

      4.1     Amendment, Suspension and Termination of Plan. The Board of Directors may, in its sole discretion, amend, suspend, or terminate the Plan in any respect whatsoever at any time (including, but not limited to, the power to amend the number of shares subject to Awards granted pursuant to Sections 2.1 and 3.1) except to the extent prohibited by law. Notwithstanding the foregoing and except as provided in Section 4.2, no such amendment shall, without the approval of the stockholders of the Company, increase the maximum number of shares specified in Section 1.3(a).

      Except as provided in Section 4.2, no amendment, suspension or termination of the Plan may, without the consent of the holder thereof, affect Common Stock previously acquired by a Participant pursuant to the Plan.

      4.2     Adjustments. If the outstanding shares of the Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), an appropriate and proportionate adjustment shall be made in (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 1.3(a) on the maximum number and kind of shares which may be issued), (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, and (iv) the repurchase price, if any, with respect to any Award. The Board’s determination of the adjustments required under this Section 4.2 shall be final, binding and conclusive. No fractional interests shall be issued under the Plan on account of any such adjustment.

      4.3     Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, as of the date of such Change in Control, all Awards outstanding under the Plan shall be fully vested and the Company’s right of repurchase shall lapse and be removed with respect to all shares of Common Stock acquired pursuant to Awards under the Plan.

      4.4     Effective Date and Duration of Plan. The Plan shall become effective on the later of (a) the date of its approval by the Board of Directors of the Company, or (b) the date of its approval by the holders of the outstanding shares of Common Stock (either by a vote of a majority of such outstanding shares present in person or by proxy and entitled to vote at a meeting of the stockholders of the Company or by written consent). Unless previously terminated by the Board of Directors, the Plan shall terminate at the close of business on December 31, 2023, and no Award may be granted under the Plan thereafter, but such termination shall not affect any Award theretofore granted and any shares of Common Stock granted pursuant thereto.

      4.5     Securities Law Requirements. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules or regulations.

      4.6     Additional Limitations on Common Stock. With respect to any shares of Common Stock issued or transferred under any provisions of the Plan, such shares may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan, as the Board may direct.

      4.7     Director Status. Nothing in the Plan or in any instrument executed pursuant hereto shall confer upon any Nonemployee Director any right to continue as a member of the Board of Directors of the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company or its stockholders (or of a subsidiary or its stockholders, as the case may be) to terminate the service of any Nonemployee Director at any time and for any reason whatsoever, with or without good cause.

      4.8     Securities Law Legends. In addition to any legend or legends pursuant to Section 2.8 above, each certificate representing shares of Common Stock issued under the Plan shall be endorsed with such legends as the Company may, in its discretion, deem reasonably necessary or appropriate to comply with or give notice of applicable federal and state securities laws.

      4.9     No Entitlement to Shares. No Nonemployee Director (individually or as a member of a group), and no beneficiary or other person claiming under or through such Nonemployee Director, shall have any right, title, or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to any Award except as to such shares of Common Stock, if any, as shall have been issued or transferred to such Nonemployee Director. A Nonemployee Director’s rights to any shares of Common Stock issued or transferred to the name of such Nonemployee Director pursuant to an Award under the Plan shall be subject to such limitations and restrictions as are set forth in or imposed pursuant to the Plan.

      4.10     Award Agreement. Each Award granted or awarded under the Plan may be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions set forth in the Plan.

      4.11     Withholding of Taxes. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award. The Company may, in its discretion and in satisfaction of the foregoing requirement, allow such Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months after such shares of Common Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state income and payroll tax purposes that are applicable to such supplemental taxable income.

      4.12     Transferability. No award or right under the Plan, contingent or otherwise, shall be assignable or otherwise transferable other than by will or the laws of descent and distribution, or shall be subject to any encumbrance, pledge or charge of any nature. Any Award shall be accepted during a Participant’s lifetime only by the Participant or the Participant’s guardian or other legal representative.

      4.13     Other Plans. Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors generally, which the Company now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, insurance, stock purchase, incentive compensation or bonus plan.

      4.14     Invalid Provisions. In the event that any provision of the Plan document is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

      4.15     Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender, as the context may require.

      4.16     Applicable Law. The Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

      4.17     Successors and Assigns of the Company. The Plan shall be binding upon the successors and assignees of the Company.

      4.18     Successors and Assigns of Participants. The provisions of the Plan and any agreement executed upon the acquisition of shares hereunder shall be binding upon each Participant in the Plan, and such Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest.

      4.19     Headings, Etc. Not Part of Plan. Heading of Articles and Sections hereof are inserted for convenience and reference only, and they shall not constitute a part of the Plan.

Appendix B

AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I.	PURPOSE

      The Audit and Finance Committee (“AFC”) is appointed by the Board of Directors to assist the Board (1) in fulfilling its audit oversight responsibilities and (2) in the review and approval of corporate financial policy and strategy.

      In its audit oversight role, the AFC shall have the following primary duties and responsibilities:

•	To review the integrity of the Corporation’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	To assist the Board in its oversight of the Corporation’s compliance with legal and regulatory requirements;

•	To review the independence, qualifications and performance of the Corporation’s independent auditor and internal auditing department;

•	To provide an avenue of communication among the independent auditor, management, the internal auditing department, and the Board of Directors; and

•	To prepare the report that SEC rules require to be included in the Corporation’s annual proxy statement.

      In its role overseeing financial policy and strategy, the AFC shall be responsible for the review and oversight of the following areas:

•	Capital Structure;

•	Financial Operations;

•	Banking;

•	Employee Benefit Plan Assets and Investment Strategy; and

•	Financial Organization.

      The AFC shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and it shall have direct access to the independent auditor as well as to anyone in the Corporation. In fulfilling its audit oversight responsibilities, the AFC shall have the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	AUDIT AND FINANCE COMMITTEE COMPOSITION AND MEETINGS

      The AFC shall be composed of three or more directors as determined by the Board, each of whom shall be independent nonemployee directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the AFC shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the AFC shall have accounting or related financial management expertise. AFC members shall be appointed by the Board, which shall also elect one AFC member as Chairman of the AFC.

      The AFC shall meet at least four times annually, or more frequently as circumstances dictate. An agenda shall be circulated in advance of each meeting. The AFC should meet regularly and privately in executive session and separately with management, the director of the internal audit department, the independent auditor and as a committee to discuss any matters that the AFC or any of these groups believe should be discussed. In addition, the Chairman of the AFC should communicate with management and the independent auditor quarterly to review the Corporation’s financial statements and significant findings based upon the auditor’s limited review procedures.

III.	AUDIT AND FINANCE COMMITTEE RESPONSIBILITIES AND DUTIES

      A.     Audit Oversight. In its audit oversight role, the AFC shall have the following responsibilities and duties:

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. In consultation with management, the independent auditor and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditor and the internal auditing department, together with management’s responses thereto.

3. Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review should include discussion with management and independent auditor of significant issues regarding accounting principles, practices and judgments. Discuss any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent auditor in accordance with SAS 61. The Chairman of the AFC may represent the entire AFC for purposes of this review. It is management’s responsibility to prepare financial statements in accordance with GAAP and to ensure that financial statements filed with the SEC fairly and accurately represent the financial condition of the Corporation. Furthermore, management is charged with fully briefing the Committee on significant issues regarding accounting principles, practices and judgments.

4. Review and discuss with management and the independent auditor: (a) any material arrangements or transactions that are not reflected on the Corporation’s financial statements and (b) any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties.

Independent Auditor

5. Sole authority and responsibility to retain and terminate the Corporation’s independent auditor and to annually reconfirm their appointment and, where necessary, their discharge. The independent auditor is ultimately accountable to the AFC and the Board of Directors. Review the independence and performance of the independent auditor.

6. Approve the fees and other significant compensation to be paid to the independent auditors. The Committee is directly responsible for the oversight of the independent auditor and has sole authority and responsibility for their appointment, termination and compensation (subject, if applicable, to shareholder ratification). The independent auditor will report directly to the Committee and the Committee will be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting.

The Committee shall approve all audit fees and terms and all non-audit services provided by the independent auditor, and shall consider whether these services are compatible with the auditor’s independence. Any member of the Committee, who is an independent member of the Board of Directors, may approve additional proposed non-audit services that arise between Committee meetings provided that the decision to pre-approve the service is presented at the next scheduled Committee meeting.

In evaluating non-audit services, the Committee will weigh such factors as the benefits provided by the auditor’s familiarity with the Corporation, its controls, processes, tax position, and overall business strategy, and the extent to which the services may provide insight to the accounting firm in performing the audit of the Corporation.

The Committee will establish policies and procedures for the engagement of the independent auditor to provide non-audit services.

In connection with the annual proxy statement, the Committee will consider and report whether the provision of non-audit services is compatible with the auditor’s independence.

7. The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (a) the outside auditors’ internal quality control procedures (b) any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

8. On an annual basis, review and discuss with the independent auditor all significant relationships they have with the Corporation.

9. Review the independent auditor’s audit plan. Discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

10. Consider the independent auditor’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting, including any audit problems or difficulties and management’s response.

11. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

12. Review and approve in advance the hiring as an employee of the Corporation any employee or former employee of the Corporation’s independent auditor.

Internal Audit Department and Legal Compliance

13. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

14. Review the appointment, performance and when necessary replacement of the senior internal audit executive.

15. Review significant reports prepared by the internal audit department, together with management’s response and follow-up to these reports.

16. On at least an annual basis, review with the Corporation’s counsel any legal matters that could have a significant impact on the Corporation’s financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other AFC Audit Oversight Responsibilities

17. Annually prepare a report to stockholders as required by the SEC. The report should be included in the Corporation’s annual proxy statement.

18. Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the AFC or the Board deems necessary or appropriate.

19. Maintain minutes of meetings and regularly report to the Board of Directors on significant results of the foregoing activities.

20. Establish, review and update periodically the Corporation’s Code of Ethics and ensure that management has established a system to enforce this Code.

21. Through the Corporation’s Chief Ethics Officer pursuant to the procedures set forth in the Corporation’s Code of Ethics, manage the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or audit matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

22. Annually review policies and procedures, audit results associated with directors’ and officers’ expense accounts and perquisites and evaluate the performance of the AFC. Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

      B.     Finance Oversight. In its finance oversight role, the AFC shall have the following responsibilities and duties:

Capital Structure

1. Review and recommend to the Board approval of the capital structure and the financing plan for the year including approval of short-term and long-term debt programs.

2. Review dividend strategy.

3. Review financing strategies for product/business acquisitions and divestitures of more than $10 million.

4. Review interest rate and currency exposure management and hedging strategies and monitor performance.

5. Review and evaluate financial management strategies designed to enhance stockholder value.

6. Review cash flow forecasts on quarterly basis.

7. Review strategy for investment of corporate funds and monitor performance.

8. Review balance sheet performance.

9. Review recommendations regarding stock splits and treasury share purchases.

10. Review periodically the geographical source of the Corporation’s earning power and the location of the Corporation’s principal assets.

Financial Operations

11. Review long-term tax strategy, the annual tax rate calculation and the repatriation of Corporation earnings. Monitor effects of U.S. and international tax regulations.

12. Review risk assessment, risk management and insurance programs.

Banking

13. Review the major commercial banking, financial consulting and other financial relations of the Corporation to assure adequacy of coverage.

Employee Benefit Plans

14. Review the performance of the Corporate Benefits Committee with respect to plan actuarial assumptions, accounting determinations, funding levels, asset investment and allocation strategies, manager and trustee selection and overall operations.

15. Review areas of peripheral overlap with the Organization and Compensation Committee.

Financial Organization

16. Review and evaluate the Corporation’s financial organization, staffing thereof, and succession planning.

5893-PS-03

Confidential Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting April 25, 2003

The undersigned hereby constitutes and appoints Douglas S. Ingram and Matthew J. Maletta, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California on Friday, April 25, 2003, and at any adjournments thereof, on all matters coming before the meeting.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card (SEE REVERSE SIDE) and are authorized to vote in their discretion as to any other business that may come properly before the meeting. If a vote is not specified, the proxies will vote in favor of Proposal 1, the election of 01 Herbert W. Boyer, 02 Ronald M. Cresswell, 03 David E.I. Pyott and 04 Russell T. Ray as directors and in favor of Proposal 2, the amendment and restatement of the Company’s 1989 Nonemployee Director Stock Plan, to be known as the 2003 Nonemployee Director Equity Incentive Plan.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein.

The proxies cannot vote your shares unless you cast your vote on the Internet or by telephone or unless you sign and return this card.

SEE REVERSE SIDE

FOLD AND DETACH HERE

ADMISSION TICKET

RETAIN FOR ADMITTANCE

You are cordially invited to attend the
2003 ANNUAL MEETING OF STOCKHOLDERS
of ALLERGAN, INC.

Friday, April 25, 2003
10:00 a.m.
(Registration begins at 9:30 a.m.)

Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, California

If you plan to attend, please check the box on the proxy card.

     This card is your admission ticket to the meeting and must be presented at the meeting registration area.

☒	Please mark your votes as in this example	5893

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

The Board of Directors recommends a vote FOR Proposal 1.

	FOR	WITHHELD
1. Election of Directors. (see reverse)	☐	☐

For, except vote withheld from the following nominee(s):

The Board of Directors recommends a vote FOR Proposal 2.

			FOR		AGAINST		ABSTAIN
2.	Approval of the amendment and restatement of the Company’s 1989 Nonemployee Director Stock Plan, to be known as the 2003 Nonemployee Director Equity Incentive Plan	☐		☐		☐

Please check the box if you wish to have your vote disclosed to the Company. The Company’s Confidential Voting Policy is described in the Proxy Statement accompanying this Proxy.	☐

Please check the box if you plan to attend the Annual Meeting.	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

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Proxy Voting Instructions

Your vote is important. Casting your vote in one of three ways described on the instruction card votes all common shares of Allergan, Inc. that you are entitled to vote. We urge you to promptly cast your vote by:

-	Accessing the World Wide Web site http://www.eproxyvote.com/agn to vote via the Internet.

-	Using a touch-tone telephone to vote by telephone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

-	Completing, dating, signing and mailing this proxy card in the postage-paid envelope included or sending it to Allergan, Inc., c/o Equiserve Trust Company N.A., P.O. Box 8648, Edison, New Jersey 08818-9147.